Exhibit 3.28(a)

FILED IN THE OFFICE OF THE SECRETARY OF STATE OF THE STATE OF NEVADA MAY 07 1996 3923-94	CERTIFICATE OF AMENDENT OF ARTICLES OF INCORPORATION OF CLUB CORPORATION OF AMERICA (CHINA)
DEAN HELLER SECRETARY OF STATE

/s/ DEAN HELLER

We the undersigned as President and Secretary of Club Corporation of America (China) do hereby certify:

That the Board of Directors of said corporation by statement of unanimous consent dated January 11, 1996, adopted a resolution to amend the original articles as follows:

Article I is hereby amended to read as follows:

“The name of this corporation is: ClubCorp Asia Investments Inc.”

Article III is hereby amended to read as follows:

“The nature of the business and objects and purposes proposed to be transacted, promoted or carried on by the corporation are to engage in any lawful activity, including but not limited to investments and management in all of Asia.”

The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 1,000; that the said change and amendment has been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

Dated January 18, 1996

CLUB CORPORATION OF AMERICA (CHINA)

By	/s/ Randel T. Norris
Randel T. Norris, President

By	/s/ Terry A. Taylor
Terry A. Taylor, Secretary

1

STATE OF TEXAS	*
*
COUNTY OF DALLAS	*

Before me, a notary public, on this day personally appeared Randel T. Norris, President of CLUB CORPORATION OF AMERICA (CHINA), who acknowleded that he executed the above instrument.

/s/ Julie H. Green
[Notary Public Stamp]	Notary Public in and for The State of Texas

STATE OF TEXAS	*
*
COUNTY OF DALLAS	*

Before me, a notary public, on this day personally appeared Terry A. Taylor, Secretary of CLUB CORPORATION OF AMERICA (CHINA), who acknowleded that he executed the above instrument.

[Notary Public Stamp]	/s/ Julie H. Green
Notary Public in and for The State of Texas

2

FILED IN THE OFFICE OF THE SECRETARY OF STATE OF THE STATE OF NEVADA MAY 14 1994 CHERYL A. LAU SECRETARY OF STATE	ARTICLES OF INCORPORATION
OF
/s/ CHERYL A. LAU
No. 3923-94	CLUB CORPORATION OF AMERICA (CHINA)

I, the undersigned, for the purpose of forming a corporation under and pursuant to the laws of the State of Nevada, do hereby certify that:

ARTICLE I

The name of this corporation is Club Corporation of America (China).

ARTICLE II

The address of its initial registered office is One East First Street, Washoe County, Nevada 89501, and the name of its initial registered agent at such address is The Corporation Trust Company of Nevada.

Offices for the transaction of any business of this corporation, and where meetings of the Board of Directors and of the stockholders may be held, may be established and maintained in any other part of the State of Nevada, or in any other state, territory, or possession of the United States of America, or in any foreign country.

ARTICLE III

The nature of the business and objects and purposes proposed to be transacted, promoted, or carried on by the corporation are:

(1) The corporation is organized for the development and operation of a prestigious private club and an athletic club to be situated on the property known as “Capital Mansion” located in Beijing, People’s Republic of China.

(2) The corporation is organized for the following general purposes:

To develop a membership program planned to secure the highest quality membership at the earliest date.

To develop an operational program planned to ensure the operations of a prestigious Club to the highest international standards.

To develop a special operational and membership program for the Athletic Club Premises separate from the Operational and Membership programs for the City Club Premises.

ARTICLE IV

The total authorized capital stock of the corporation shall consist of one million (1,000,000) shares, with a par value of One Cent ($,01) per share, all of which shall be entitled to voting power.

ARTICLE V

The members of the governing board of the corporation shall be styled Directors, and the member thereof at the inception of this corporation shall be three (3) or more. The number of Directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of the corporation and the statutes of the State of Nevada. Directors need not be shareholders, but shall be full age and at least one shall be a citizen of the United States. The names and post office addresses of the first Board of Directors, which shall consist of three (3) persons, and who shall hold office until their successors are duly elected and qualified are as follows:

Murry E. Page	15770 Dallas Parkway, 5th Floor Dallas, Texas 75248

Randolph D. Addison	15770 Dallas Parkway, 5th Floor Dallas, Texas 75248

Col S. Raifer	15770 Dallas Parkway, 5th Floor Dallas, Texas 75248

ARTICLE VI

The capital stock of the corporation, after the amount of the subscription price has been paid in money, property, or services, as the Directors shall determine, shall not be subject to assessment to pay the debts of the corporation, nor for any other purpose, and no stock issued as fully paid up shall over be assessable or assessed, and the Articles of Incorporation shall not be amended in this particular.

ARTICLE VII

This corporation shall have perpetual existence.

ARTICLE VIII

The name and address of the incorporator signing these Articles of Incorporation is as follows:

Linda Blanton-Myers	15770 Dallas Parkway, 5th Floor Dallas, Texas 75248

IN WITNESS whereof, the undersigned incorporator has executed these Articles of Incorporation this 14th day of March, 1994.

/s/ Linda Blanton-Myers
Linda Blanton-Myers

RECEIVED MAR 14 1994
/s/ [ILLEGIBLE]
SECRETARY OF STATE

STATE OF TEXAS	}
}
COUNTY OF DALLAS	}

BEFORE ME, the undersigned authority, on this day personally appeared in Linda Blanton-Myers, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that she executed the same for the purposes and consideration therein [ILLEGIBLE].

GIVEN UNDER [ILLEGIBLE] AND SEAL OF OFFICE this the [ILLEGIBLE] day of March, 1994.

[Notary Public Stamp]	/s/ Linda M. McGuire
Notary Public, State of Texas

FILED IN THE OFFICE OF THE SECRETARY OF STATE OF THE STATE OF NEVADA MAR 14 1994 CHERYL A. LAU SECRETARY OF STATE

/s/ CHERYL A. LAU
No. 3923-94

CERTIFICATE OF ACCEPTANCE OF APPOINTMENT

BY RESIDENT AGENT

The corporation Trust Company of Nevada hereby accepts the appointment as Resident Agent of

CLUB CORPORATION OF AMERICA (CHINA)

The Corporation Trust Company of Nevada

Resident Agent

BY	/s/ M. E. Jones	Date 3-14-94
M. E. Jones Assistant Secretary